UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 22, 2013

ASCENT CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34176	26-2735737
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

5251 DTC Parkway, Suite 1000
Greenwood Village, Colorado 80111
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 628-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

At the Ascent Capital Group, Inc. (the “Company”) annual meeting of stockholders held on May 22, 2013, the following three proposals were considered and acted upon by the stockholders of the Company: (1) a proposal to re-elect Philip J. Holthouse as a member of the board of directors, (2) a proposal to ratify the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2013 and (3) a stockholder proposal relating to the redemption of the preferred share purchase rights issued pursuant to the Company’s Rights Agreement, dated September 17, 2008, as amended (the “Rights Plan”). The number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal, are set forth below.

Proposal No. 1 - The Election of Directors

Director Nominee	Votes For	Votes Withheld	Broker Non-Votes
Philip J. Holthouse	12,810,378	4,904,884	1,745,436

Accordingly, Mr. Holthouse was re-elected to the Company’s board of directors.

Proposal No. 2 - The Auditor Ratification Proposal

Votes For	Votes Against	Abstentions
19,430,459	21,315	8,924

Accordingly, the auditor ratification proposal was approved.

Proposal No. 3 - The Shareholder Proposal

Votes For	Votes Against	Abstentions	Broker Non-Votes
9,271,854	8,418,564	24,844	1,745,436

Accordingly, the shareholder proposal was approved and, as a result of such approval, constitutes a non-binding request that the Board of Directors (the “Board”) of the Company redeem the preferred share purchase rights issued pursuant to the Rights Plan. The Board intends to take the results of the vote on the shareholder proposal into consideration at its next regularly scheduled meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2013

ASCENT CAPITAL GROUP, INC.

	By:	/s/ William E. Niles
		Name:	William E. Niles
		Title:	Executive Vice President, General Counsel and Secretary